Exhibit 99.1

HENNESSY CAPITAL ACQUISITION CORP. II COMMON STOCK AND WARRANTS

TO COMMENCE TRADING SEPARATELY ON SEPTEMBER 11, 2015

HOUSTON, TEXAS, September 10, 2015 /GLOBE NEWSWIRE/ - Hennessy Capital Acquisition Corp. II (the “Company”) (Nasdaq: HCACU) today announced that holders of the Company’s units may elect to separately trade the common stock and warrants underlying the units commencing September 11, 2015. Those units not separated will continue to trade on the Nasdaq Capital Market under the symbol “HCACU” and the common stock and the warrants are expected to trade under the symbols “HCAC” and “HCACW”, respectively.

UBS Investment Bank, Cantor Fitzgerald & Co. and BMO Capital Markets Corp. acted as joint book-runners for the company’s initial public offering.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on July 22, 2015.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus related to this offering may be obtained from: UBS Investment Bank, Attn: Prospectus Department, 1285 Avenue of the Americas, New York, New York 10019, tel.: (888) 827-7275; Cantor Fitzgerald & Co., 499 Park Avenue, New York, New York 10022, Attn: Kevin Brennan, kbrennan@cantor.com, tel.: (212) 915-1970; and BMO Capital Markets Corp., 3 Times Square, 27th Floor, New York, New York 10036, Attn: BMO Prospectus Dept., tel.: (800) 414-3627.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

ABOUT HENNESSY CAPITAL ACQUISITION CORP. II

Hennessy Capital Acquisition Corp. II is a newly organized blank check company founded by Daniel J. Hennessy and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.  The Company’s acquisition and value creation strategy is to identify, acquire and, after its initial business combination, build an industrial manufacturing, distribution or services business.